Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562
PRICING SUPPLEMENT NO. 2013—CMTNH0129 DATED JULY 26, 2013
(TO UNDERLYING SUPPLEMENT NO. 2 DATED DECEMBER 27, 2012, PROSPECTUS SUPPLEMENT
DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H

CITIGROUP INC.
2,629,320 Trigger Performance Securities Linked to the S&P 500® Index due July 31, 2023
Unlike ordinary debt securities, the Trigger Performance Securities Linked to the S&P 500® Index due July 31, 2023, which we refer to as the securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, you will receive, for each $10 stated principal amount of securities that you then hold, an amount in cash that will vary depending upon the closing level of the S&P 500® Index, which we refer to as the index, on the final valuation date and which may be significantly less than the stated principal amount of the securities and possibly zero. The securities are unsecured securities issued by Citigroup Inc.  The securities may have limited or no liquidity and you may lose some or all of your investment.  All payments on the securities are subject to the credit risk of Citigroup Inc.  If we were to default on our obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
¾	The securities will mature on July 31, 2023. We will not make any payments on the securities prior to maturity.
¾	The minimum investment is 100 securities. The stated principal amount and issue price is $10 per security.
¾	At maturity, you will receive, for each $10 stated principal amount of securities that you then hold, an amount in cash equal to:
¾	If the index return is greater than zero:
$10 + [$10 × (the index return × the participation rate)]
¾	If the index return is less than or equal to zero and the final index level is greater than or equal to the trigger level:
$10
¾	If the final index level is less than the trigger level:
$10 + ($10 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -50%, and your payment at maturity will be less than $5.00 per security and could be zero.
¾
The stated payout on the securities, including any repayment of the stated principal amount, will only be paid by the issuer at maturity.  You may incur a substantial loss if you are able to sell your securities prior to maturity.

¾	The participation rate equals 167.38%.
¾	The trigger level equals 845.83, 50% of the initial index level.
¾	The index return will be a fraction equal to (i) the final index level minus the initial index level, divided by (ii) the initial index level.
¾	The initial index level equals 1,691.65, the closing level of the index on the trade date.
¾	The final index level will equal the closing level of the index on the final valuation date.
¾	The trade date is July 26, 2013.
¾	The final valuation date will be July 26, 2023, subject to postponement for non-index business days and certain market disruption events.
¾
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the index.

¾	The securities will not be listed on any securities exchange.
¾	The CUSIP for the securities is 173095290. The ISIN for the securities is US1730952900.
Investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Securities” beginning on page PS-6.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Security	Total
Issue Price(1)	$ 10.00	$ 26,293,200
Underwriting Discount(2)	$ 0.50	$ 1,314,660
Proceeds to Citigroup Inc.(2)	$ 9.50	$ 24,978,540
(1) On the date of this pricing supplement, the estimated value of the securities is $9.196 per security. The estimated value of the securities is based on Citigroup Global Markets Inc’s. (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The underwriting discount is variable but will not exceed $0.50 per security. CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for a minimum of $9.50 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS Financial Services Inc., all of the securities sold in this offering for a minimum of $9.50 per security, which includes the variable underwriting discount. The per security proceeds to Citigroup Inc. above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting discount. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

CGMI expects to deliver the securities to purchasers on July 31, 2013.
Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

KEY TERMS
Issuer:	Citigroup Inc.
Aggregate stated principal amount:	$26,293,200
Stated principal amount:	$10 per security (subject to a minimum investment of 100 securities)
Issue price:	$10 per security
Interest:	None
Trade date:	July 26, 2013
Settlement date:	July 31, 2013
Final valuation date:	July 26, 2023, subject to postponement for non-index business days and market disruption events
Maturity date:	July 31, 2023
Index:	S&P 500® Index
Payment at maturity per security:
■ If the index return is greater than zero:
$10 + [$10 × (the index return × the participation rate)]
■ If the index return is less than or equal to zero and the final index level is greater than or equal to the trigger level:
$10
■ If the final index level is less than the trigger level:
$10 + ($10 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -50%, and your payment at maturity will be less than $5.00 per security and could be zero.  All payments on the securities are subject to the credit risk of Citigroup Inc.

Initial index level:	1,691.65, the closing level of the index on the trade date
Final index level:	The closing level of the index on the final valuation date
Trigger level:	845.83, 50% of the initial index level
Participation rate:	167.38%
Index return:	(final index level – initial index level) / initial index level
CUSIP:	173095290
ISIN:	US1730952900
Listing:
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are prepared to hold them to maturity.

Index publisher:	S&P Dow Jones Indices LLC
Risk factors:	Please see “Risk Factors Relating to the Securities” beginning on page PS-6.
Agents:	Citigroup Global Markets Inc. (”CGMI”), our affiliate, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Calculation agent:	CGMI
Trustee:	The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987
Clearing and settlement:	DTC

SUMMARY INFORMATION—Q&A
What Are the Securities?

The Trigger Performance Securities Linked to the S&P 500® Index due July 31, 2023, or the securities, are investments linked to the performance of the S&P 500® Index (the “index”).  The securities offer a potential return at maturity based on an enhanced upside participation in any increase in the closing level of the index from the trade date to the final valuation date, while also reducing downside market risk at maturity in the event of a decline of 50% or less in the closing level of the index from the trade date to the final valuation date (in each case, as measured solely on those two dates).  However, if the closing level of the index declines by more than 50% from the trade date to the final valuation date (as measured solely on those two dates), you will be exposed to the full negative index return and the payment at maturity per security will be less than 50% of the stated principal amount and could be zero. The securities do not pay periodic interest or dividends.  The issuer will only pay the stated payout, including any repayment of the stated principal amount, at maturity.  All payments on the securities are subject to the credit risk of Citigroup Inc.

At maturity, you will receive for each security you then hold a payment in cash, which may be greater than, equal to or less than the stated principal amount of the securities, based on the percentage change in the closing level of the index from the trade date to the final valuation date (as measured solely on those two dates).  We refer to the closing level of the index on the trade date as the “initial index level,” which is 1,691.65.  We refer to the closing level of the index on the final valuation date as the “final index level.”  We refer to the percentage change from the initial index level to the final index level as the “index return.”

•	If the index return is greater than zero, your payment at maturity per security will equal:

$10 + [$10 ´ (the index return ´ the participation rate)]

•	If the index return is less than or equal to zero and the final index level is greater than or equal to the trigger level, your payment at maturity per security will equal:

$10

•	If the final index level is less than the trigger level, your payment at maturity per security will equal:

$10 + ($10 ´  the index return)

If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -50%, and your payment at maturity will be less than $5.00 per security and could be zero.

The “trigger level” equals 845.83, 50% of the initial index level.  The “participation rate” equals 167.38%.  The “trade date” is July 26, 2013, the day we priced the securities for initial sale to the public.  The “final valuation date” will be July 26, 2023, subject to postponement for non-index business days and market disruption events.  The securities will mature on July 31, 2023 and do not provide for earlier redemption by you or by us.

The securities are unsecured senior debt securities issued by Citigroup Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment at maturity is not guaranteed.

Each security represents a stated principal amount of $10.  The securities will be issued at a minimum investment of 100 securities.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest or Dividends on the Securities?

No.  We will not make any periodic payments of interest on the securities.  In addition, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the index, which, as of July 26, 2013, had an average dividend yield of 2.05% per year.  If this average dividend yield remained constant for the term of the securities, this would be equivalent to 20.50% (calculated on a simple interest basis) over the approximately ten-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this

average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the final index level is less than the trigger level (which is 50% of the initial index level), your payment at maturity will be less than $5.00 per security and could be zero.  This will be true even if the closing level of the index exceeds the initial index level at one or more times during the term of the securities.  Even if the final index level is greater than the initial index level, the total yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Inc. of comparable maturity.  You should refer to “Risk Factors Relating to the Securities—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Securities—What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph” in this pricing supplement.

Who Publishes the Index and What Does It Measure?

Unless otherwise stated, all information on the index provided in this pricing supplement is derived from publicly available sources. The index is calculated, maintained and published by S&P Dow Jones Indices LLC (the “index publisher”) and consists of 500 component stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The calculation of the level of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 26, 2013, the aggregate market value of the 500 companies included in the index represented approximately 75% of the U.S. equities market. For further information on the index, including its makeup, method of calculation and changes in its components, see “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement.

An investment in the securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies that constitute the index.  See “—Will I Receive Interest or Dividends on the Securities?” above.

How Has the Index Performed Historically?

We have provided a table showing the published high, low and end-of-period closing levels of the index for each quarter in the period from January 2, 2008 through July 26, 2013, as well as a graph showing the daily closing levels of the index on each day such closing levels were available from January 2, 2008 through July 26, 2013. You can find the table and the graph in the section “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the index in recent years. However, past performance is not indicative of how the index will perform in the future.

What Are the U.S. Federal Tax Consequences of Investing in the Securities?

Please refer to the section “United States Federal Tax Considerations” in this pricing supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Will the Securities Be Listed on a Securities Exchange?

The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are prepared to hold them to maturity.

Can You Tell Me More About Citigroup Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.

What Is the Role of Citigroup Inc.’s Affiliate, CGMI?

Our affiliate, Citigroup Global Markets Inc. (“CGMI”), is the lead agent for the offering and sale of the securities.  CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions, and will not be a representation by CGMI that the securities can be sold at that price, or at all.

CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until the maturity date. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

CGMI will also act as calculation agent for the securities.  As calculation agent, CGMI will make determinations with respect to the securities.  You should refer to “Risk Factors Relating to the Securities—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Inc.’s Hedging Activity?

We have hedged our obligations under the securities through one or more of our affiliates. This hedging activity will likely continue to involve trading in the stocks that constitute the index and/or in instruments, such as options, swaps or futures, related to the index and/or the stocks that constitute the index. The costs of maintaining or adjusting this hedging activity could affect the price, if any, at which our affiliate CGMI may be willing to purchase your securities in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities—The Inclusion of the Underwriting Discount and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Securities—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Securities?

See “Benefit Plan Investor Considerations” below for a description of any limitations on purchases of the securities.

Are There Any Risks Associated With My Investment?

Yes, the securities are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Securities” in this pricing supplement.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the percentage change in the closing level of the index from the trade date to the final valuation date (as measured solely on those two dates), an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing level of the index and other events that are difficult to predict and beyond our control. You should read the risk factors below together with the description of risks relating to the index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

The Securities Do Not Pay Interest or Guarantee the Return of Any Principal

The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount of the securities at maturity.  If the final index level is less than the trigger level (which is 50% of the initial index level), you will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the closing level of the index from the trade date to the final valuation date (as measured solely on those two dates). This amount will be less than $5.00 per security and could be zero.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Potential for a Lower Comparative Yield

The securities do not pay any periodic interest. As a result, if the final index level does not increase sufficiently from the initial index level, taking into account the participation rate, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Inc. of comparable maturity.

The Securities Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value of the Securities on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The Estimated Value of the Securities Would Be Lower if it Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Securities was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the index, dividend yields on the stocks that constitute the index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value of the Securities Would Be Lower if it Were Calculated Based on Our Secondary Market Rate

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

The Estimated Value of the Securities Is Not an Indication of the Price, if any, at which CGMI or any Other Person May Be Willing to Buy the Securities from You in the Secondary Market

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

The Value of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities and the price, if any, at which CGMI may be willing to purchase the securities in any secondary market that may develop, including: the level and volatility (frequency and magnitude of changes in level or price) of the index and the stocks that constitute the index, the dividend yield of the stocks that constitute the index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the index or equities markets generally and that may affect the level of the index, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the creditworthiness of Citigroup Inc., as reflected in our secondary market rate. The level of the index may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” below. You must hold your securities to maturity to receive the stated payout from the issuer, including any repayment of the stated principal amount.  You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity, even if the index level is above the trigger level at that time.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value that Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Value of the Securities

You are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

Investing in the Securities Is Not Equivalent to Investing in the Index or the Stocks That Constitute the Index, and You Will Not Be Entitled to Receive Any Dividends Paid With Respect to the Stocks That Constitute the Index

Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index, which as of July 26, 2013, had an average dividend yield of 2.05% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 20.50% (calculated on a simple interest basis) over the approximately ten-year term of the securities by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Volatility of the Index

Historically, the level of the index has been volatile. From January 2, 2008 through July 26, 2013, the closing level of the index has been as low as 676.53 and as high as 1,695.53.  If the volatility of the index results in a final index level that is less than the trigger level, you will incur a significant loss on your investment in the securities, even if the closing level of the index is greater than or equal to the trigger level on one or more dates (other than the final valuation date) during the term of the securities.

Adjustments to the Index Could Adversely Affect the Value of the Securities

The index publisher may add, delete or substitute the stocks that constitute the index or make other methodological changes that could change the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Index Publisher

You will have no rights against the index publisher, even though your payment at maturity will depend upon the closing level of the index on the final valuation date. The index publisher is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

CGMI, the calculation agent, is an affiliate of ours. As calculation agent, CGMI has determined the initial index level and the trigger level and will determine, among other things, the final index level and the index return and will calculate any amount payable to you at maturity.  Determinations made by CGMI in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index level in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you, if any, at maturity.  Therefore, there may be a conflict between our connection to the calculation agent and your interests as an investor in the securities.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates have hedged our obligations under the securities and will likely continue to carry out hedging activities related to the securities (and other instruments linked to the index and/or the stocks that constitute the index), including trading in stocks that constitute the index and/or in instruments, such as options, swaps or futures related to the index and/or the stocks that constitute the index. Our affiliates also trade in the stocks that constitute the index and other financial instruments related to the index and the stocks that constitute the index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the trade date could have potentially increased the initial index level and, as a result, the level at which the index must close on the final valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the closing level of the index on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. Federal Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be affected materially and adversely.  As described below under “Description of Securities—United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of this pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Any Research, Opinions or Recommendations Published or Made by Citigroup Global Markets, UBS Financial Services Inc. or their Respective Affiliates May Be Inconsistent with an Investment in the Securities or with Each Other

CGMI, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by CGMI, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the index.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus in connection with your investment in the Securities. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the underlying supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for December 20, 2012 and December 27, 2012 on the SEC Web site):

▪	Underlying Supplement No. 2 dated December 27, 2012:
http://www.sec.gov/Archives/edgar/data/831001/000095010312006948/dp35034_424b2-underlying.htm
▪	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

General

The Trigger Performance Securities Linked to the S&P 500® Index due July 31, 2023 (the “Securities”) are investments linked to the performance of the S&P 500® Index (the “Index”).  The Securities offer a potential return at maturity based on an enhanced upside participation in any increase in the Closing Level of the Index from the Trade Date to the Final Valuation Date, while also reducing downside market risk at maturity  in the event of a decline of 50% or less in the Closing Level of the Index from the Trade Date to the Final Valuation Date (in each case, as measured solely on those two dates).  However, if the Closing Level of the Index declines by more than 50% from the Trade Date to the Final Valuation Date (as measured solely on those two dates), you will be exposed to the full negative index return and the payment at maturity per Security will be less than 50% of the stated principal amount and could be zero. The issuer will only pay the stated payout, including any repayment of the stated principal amount, at maturity. All payments on the Securities are subject to the credit risk of Citigroup Inc.

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the Index, which as of July 26, 2013, had an average dividend yield of 2.05% per year.  If this average dividend yield remained constant for the term of the Securities, this would be equivalent to 20.50% (calculated on a simple interest basis) over the approximately ten-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments that become due on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus. The aggregate stated principal amount of Securities issued will be $26,293,200 (2,629,320 Securities).  The Securities will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Securities will be issued only in fully registered form and in denominations of $1,000 and integral multiples of $10 in excess thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on July 31, 2023 (the “Maturity Date”).  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”) described below that may be greater than, equal to or less than the $10 stated principal amount.  At maturity, you could receive an amount that is significantly less than the $10 stated principal amount per Security and could be zero.  There is no minimum payment at maturity on the Securities and you could lose some or all of your investment.

The Payment at Maturity per Security will be determined as follows:

•	If the Index Return is greater than zero:

$10 + [$10 ´ (the Index Return ´ the Participation Rate)]

•	If the Index Return is less than or equal to zero and the Final Index Level is greater than or equal to the Trigger Level:

$10

•	If the Final Index Level is less than the Trigger Level:

$10 + ($10 ´ the Index Return)

If the Final Index Level is less than the Trigger Level, you will be exposed to the full negative Index Return, which will be less than -50%, and your payment at maturity will be less than $5.00 per Security and could be zero.

Certain Definitions

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets, an affiliate of Citigroup Inc., or any successor appointed by Citigroup Inc.

The “Closing Level” means the closing level of the Index as published by the Index Publisher (as defined below), subject to the terms described under “—Discontinuance of the Index” and “—Alteration of Method of Calculation” below.  If the closing level of the Index is not available or a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Closing Level of the Index for the Final Valuation Date, unless postponed by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such level available to the Calculation Agent.  If a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date for up to two consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date.

The “Final Index Level” will be equal to the Closing Level of the Index on the Final Valuation Date.

The “Final Valuation Date” means July 26, 2023.  If the originally scheduled Final Valuation Date is not an Index Business Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described above in the definition of “Closing Level.”

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the Index or any Successor Index (as defined below) is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Level of the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

The “Index Publisher” is S&P Dow Jones Indices LLC.

The “Index Return” will equal the following fraction:

Final Index Level – Initial Index Level
Initial Index Level

The “Initial Index Level” equals 1,691.65, the Closing Level of the Index on the Trade Date.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) stocks which then compose 20% or more of the level of the Index or any Successor Index, (ii) any options or futures contracts, or any options on such futures contracts, relating to the Index or any Successor Index or (iii) any options or futures contracts relating to stocks which then compose 20% or more of the level of the Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of the portion of the level of the Index attributable to that security relative to the overall level of the Index, in each case immediately before that suspension or limitation.

The “Participation Rate” equals 167.38%.

The “Settlement Date” means July 31, 2013.

The “Trade Date” means July 26, 2013.

The “Trigger Level” equals 845.83, 50% of the Initial Index Level.

What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph

The payoff diagram below illustrates the Payment at Maturity on the Securities for a range of hypothetical Index Returns.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the Index.  As of July 26, 2013, the average dividend yield of those stocks was 2.05% per year, which, if this average dividend yield remained constant for the term of the Securities, would be equivalent to 20.50% (calculated on a simple interest basis) over the approximately ten-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

The graph below is based on the following terms:

·	Stated Principal Amount:	$10 per Security

·	Participation Rate:	167.38%

·	Trigger Level:	50% of the Initial Index Level

Hypothetical Payment at Maturity Graph

¾
If the Index Return is greater than zero, investors will receive the $10 stated principal amount plus 167.38% of the appreciation of the Index from the Trade Date to the Final Valuation Date (as measured solely on those two dates).

o	For example, if the Index Return is 50%, investors will receive a return of 83.69%, or $18.37 per Security, at maturity.

¾	If the Index Return is less than or equal to zero and the Final Index Level is greater than or equal to the Trigger Level, investors will receive the stated principal amount of $10 per Security.

o	For example, if the Index Return is -30%, investors will receive $10.00 per Security at maturity even though the Index Return is negative.

¾
If the Final Index Level is less than the Trigger Level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease from the Initial Index Level to the Final Index Level.  There is no minimum payment at maturity on the Securities and you may lose some or all of your investment.

o	For example, if the Index Return is -51%, investors will lose 51% of their principal and receive only $4.90 per Security at maturity, or 49% of the stated principal amount.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the Closing Level of the Index will be determined by reference to the level of that successor or substitute index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Securities.

If the Index Publisher discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the Closing Level of the Index, the level to be substituted for that index for that date will be a level computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the relevant index as described above, the Successor Index or level will be substituted for the relevant index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the Securities.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or the Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the Index or the Successor Index is modified so that the level of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a level of that index as if it had not been modified.

No Redemption

The Securities are not subject to redemption at the option of Citigroup Inc. or any holder prior to maturity.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Final Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.

In case of default in Payment at Maturity of the Securities, no interest will accrue on such overdue payment.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, under an indenture dated as of March 15, 1987, will serve as trustee for the Securities.

The CUSIP for the Securities is 173095290.  The ISIN for the Securities is US1730952900.

Calculation Agent

The Calculation Agent for the Securities will be CGMI.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due, if any, to holders of the Securities.  CGMI is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE S&P 500® INDEX
General

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the Index, including certain risks that are associated with an investment linked to the Index.

 Historical Data on the S&P 500® Index

The following table sets forth, for each of the quarterly periods indicated, the published high, low and end-of-period Closing Levels of the Index from January 2, 2008 through July 26, 2013.  The related graph shows the Closing Levels of the Index for each day such level was available in that same period. We obtained the information in the table and graph below from Bloomberg L.P., without independent verification.  These historical data on the Index are not indicative of the future performance of the Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Level of the Index on the Final Valuation Date.

	High	Low	Period End
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.71
Third	1,148.67	1,022.58	1,141.20
Fourth	1,259.78	1,137.03	1,257.64
2011
Quarter
First	1,343.01	1,256.88	1,325.83
Second	1,363.61	1,265.42	1,320.64
Third	1,353.22	1,119.46	1,131.42
Fourth	1,285.09	1,099.23	1,257.60
2012
Quarter
First	1,416.51	1,277.06	1,408.47
Second	1,419.04	1,278.04	1,362.16
Third	1,465.77	1,334.76	1,440.67
Fourth	1,461.40	1,353.33	1,426.19
2013
Quarter
First	1,569.19	1,457.15	1,569.19
Second	1,669.16	1,551.61	1,613.20

	High	Low	Period End
Third (through July 26, 2013)	1,695.53	1,614.08	1,691.65

On July 26, 2013, the Closing Level of the Index was 1,691.65.

S&P 500® Index Historical Closing Levels
January 2, 2008 through July 26, 2013

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•           certain financial institutions;

•           dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•           investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

•           U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•           entities classified as partnerships for U.S. federal income tax purposes;

•           regulated investment companies;

•           tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

•           persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to their particular U.S. federal tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or retirement of the Securities.  Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

           In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a Security, a holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

           This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•          a citizen or individual resident of the United States;

•          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•          an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale, exchange or retirement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire them.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement the U.S. Holder has held the Securities for more than one year.

Possible Alternative Tax Treatments of an Investment in the Securities

           Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to them prior to maturity.  In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to them.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

           This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•           an individual who is classified as a nonresident alien;
•           a foreign corporation; or
•           a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If a Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

           Tax Consequences Under Possible Alternative Treatments. Subject to the possible application of Section 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Amounts paid on the Securities, and the proceeds of a sale, exchange or other disposition of the Securities, may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 (the “GSAA”) among Citigroup Inc. and Agents listed on Schedule I thereto, including CGMI and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.  Citigroup Global Markets is acting as lead agent for the offering of the Securities and UBS is acting as agent for the offering of the Securities, in each case pursuant to the GSAA.

CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, $26,293,200 aggregate stated principal amount of Securities (2,692,320 Securities) for a minimum of $9.50 per Security. UBS, acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of such Securities for a minimum of $9.50 per Security. UBS will receive an underwriting discount of up to $0.50 per Security for each Security it sells.  The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

The Securities will not be listed on any securities exchange.

In order to hedge its obligations under the Securities, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Estimated Value of the Securities on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc..  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

Certain Additional Selling Restrictions

Chile

The Securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the Securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the Securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the Securities is not obligated to make information available publicly in Chile regarding the Securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the Securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The Securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)     we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)    our interests are adverse to the interests of the purchaser or holder; and

(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

VALUATION OF THE SECURITIES

CGMI calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Securities Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately twelve months following issuance of the Securities, the price at which CGMI would be willing to buy the Securities from investors, and the value that will be indicated for the Securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Securities.  The amount of this temporary upward adjustment will decline to zero over the twelve-month temporary adjustment period.

VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup  Inc.

Medium-Term Senior Notes,
Series H

2,629,320 Trigger Performance Securities
Linked to the S&P 500® Index
due July 31, 2023

($10 Stated Principal Amount per Security)

Pricing Supplement
July 26, 2013
(Including Underlying Supplement No. 2,
dated December 27, 2012, Prospectus
Supplement dated December 20, 2012 and
Prospectus Dated May 12, 2011)

Page
Pricing Supplement
Key Terms	PS-2
Summary Information—Q&A	PS-3
Risk Factors Relating to the Securities	PS-6
Description of the Securities	PS-10
Description of the S&P 500® Index	PS-15
United States Federal Tax Considerations	PS-17
Plan of Distribution; Conflicts of Interest	PS-20
Benefit Plan Investor Considerations	PS-21
Valuation of the Securities	PS-23
Validity of the Securities	PS-24
Underlying Supplement
Risk Factors	1
Equity Index Descriptions	16
Commodity Index Descriptions	119
Fund Descriptions	139
Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37
Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58